EXHIBIT 16.1

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS
NEW YORK, NEW YORK

October 27, 2008

Securities and Exchange Commission
Washington, DC  20549

Re:          Bonanza Oil & Gas, Inc.
File  No. 000-52411

Dear Sir or Madam:

     We have read Item 4.01 of the Form 8-K of Bonanza Oil & Gas, Inc. dated October 27, 2008 and agree with the statements relating only to RBSM LLP, Certified Public Accountants,  contained therein.

/s/ RBSM LLP